Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Express, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 21, 2011 relating to the financial statements of Express, Inc., which appears in the Registration Statement on Form S-1/A (No. 333-172988). We also consent to the references to us under the headings “Experts,” “Summary Historical Consolidated Financial and Operating Data,” and “Selected Historical Consolidated Financial and Operating Data,” in the Registration Statement on Form S-1/A (No. 333-172988) incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

April 6, 2011